EXHIBIT 11

                                 PHOTRAN CORPORATION
        COMPUTATION OF EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

                                                    THREE MONTHS ENDED                       SIX MONTHS ENDED
                                                         JUNE 30,                                 JUNE 30,
                                               -------------------------------       --------------------------------

                                                 1996                 1995               1996                 1995
                                               As Restated                            As Restated
                                               See Note 5)                            (See Note 5)
                                             ------------         ------------       ------------         ------------
PRIMARY
 Weighted average number of
  common shares outstanding
                                                3,502,879           2,837,323           3,168,262           2,837,323
 Common stock equivalents from assumed
  exercise of options and warrants
                                                  186,390             508,871             184,358             508,871
                                             ------------        ------------        ------------        ------------

    Total shares
                                                3,689,268           3,346,194           3,352,620           3,346,194
                                             ------------        ------------        ------------        ------------
                                             ------------        ------------        ------------        ------------

NET LOSS BEFORE EXTRAORDINARY ITEM               (351,665)           (278,936)           (569,062)           (373,965)

EXTRAORDINARY ITEM - loss on
 extinguishment of debt                           (71,990)                 -              (71,990)                 -
                                             ------------        ------------        ------------        ------------

NET LOSS                                     $   (423,655)       $   (278,936)       $   (641,052)       $   (373,965)
                                             ------------        ------------        ------------        ------------
                                             ------------        ------------        ------------        ------------

LOSS PER COMMON AND
 COMMON EQUIVALENT SHARE

 Loss before extraordinary item              $      (0.09)       $      (0.08)       $      (0.17)       $      (0.11)
 Extraordinary item                                 (0.02)                 -                (0.02)                 -
                                             ------------        ------------        ------------        ------------
 Net loss                                    $      (0.11)       $      (0.08)       $      (0.19)       $      (0.11)
                                             ------------        ------------        ------------        ------------
                                             ------------        ------------        ------------        ------------



     Fully diluted net income per common and common equivalent share is not separately presented because the effects of including common stock equivalents would be anti-dilutive. Calculations include certain options and warrants granted prior to the Company's initial public offering in accordance with Securities and Exchange Commission (SEC) regulations although contrary to Accounting Principles Board (APB) Opinion No. 15 because they produce anti-dilutive results.


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